EXHIBIT 4.1

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made and entered into as of this 7th day of January, 2009 (the “Effective Date”) by and between NB Telecom, Inc., a Nevada corporation (the “Assignor”) and SoTech, Inc., a Nevada corporation (the “Assignee”).

WHEREAS, Assignor has entered into that certain Agreement and Plan of Merger dated January 7, 2009 (the “Merger Agreement”), pursuant to the terms of which NB has agreed to spin off all its assets and liabilities to Assignee;

WHEREAS, Assignee desires to acquire the assets of Assignor in consideration for consummation of the debts and liabilities of Assignor.

IN CONSIDERATION for $10.00 and the other good and valuable consideration and the mutual promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Assignment.  Assignor hereby irrevocably sells, transfers and assigns to Assignee all of Assignor’s rights, title and interest in and to Assignor’s assets listed in Exhibit A attached hereto (the “Assets”), in consideration for Assignee’s agreement to assume the current outstanding debt and obligations of Assignor, which are listed in Exhibit B attached hereto (“Assumed Liabilities”).

2.

Acceptance.  By signing this Agreement, Assignee agrees to purchase and hereby accepts the assignment and transfer of the Assets of Assignor and in consideration thereof agrees to be responsible for the Assumed Liabilities as of the Effective Date of the Assignor.

3.

Delivery; Further Acts.  Assignor agrees to perform, at Assignee’s expense any and all such further acts that Assignee believes necessary or desirable to transfer, perfect, and defend Assignee’s ownership interest in the Assets.

4.

Representations and Warranties.  Assignor hereby represents and warrants to Assignee as follows:

4.1

Good and Marketable Title.  Upon execution and delivery of this Agreement, Assignee shall have good and marketable title to the Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interest or defects and title of any nature whatsoever, excepting the Assumed Liabilities.

4.2

No Consent Required.  No consents, approval, authorizations, permissions or waiver from any person, no notice filing or recording to or of any person, other than those obtained are necessary for the transfer and the assignment of the Assets pursuant to this agreement.

{A0055421.DOC}

4.3

No Breach or Violation.  Neither the execution or the delivery of this Agreement, nor the fulfillment of or compliance with the terms of this Agreement, will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or instrument which Assignor is a party or subject or result in any violation of any order, judgment, decree, statute, law, ordinance or rule.

4.4

Absence of Claims.  No claims have been asserted by any person or entity affecting the ownership or use of the Assets.

5.

Miscellaneous Provisions.

5.1

Binding Affect.  The provisions of this Agreement are binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

5.2

Governing Law.  This Agreement will be governed by the laws of the state of Nevada.

5.3

Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this agreement will be binding unless executed in writing by all the parties.

5.4

Counterparts.  This Assignment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective on the effective date.

ASSIGNOR:

NB TELECOM, INC.

By:  /s/ Craig Burton

Authorized Officer

ASSIGNEE:

SOTECH, INC.

By:  William D. Harper

Authorized Officer

{A0055421.DOC}

EXHIBIT A

ASSETS TRANSFERRED FROM NB TELECOM INC. TO SOTECH INC.

January 7, 2009 – Effective Date of Transfer

Cash

$    942.57

Phone Equipment

Inventory - 35 Payphones (storage) @ $45.00 each

$ 1,575.00

Inventory – 61 Payphone (in use -Customers) @ $45.00 each

$ 2,745.00

Intangible Assets

Goodwill or Bargain Purchase Gain

$9,150.00

Commission Revenue:

Payphone Dial Around Revenue (APCC) – 3rd Quarter 2008

$ 3,577.61

Payphone Dial Around Revenue (APCC )– 4th Quarter 2008

$ 3,361.09

Payphone Operator Service Revenue Legacy Long Distance – 2008

$      15.86

Sales Revenue:

Payphone Customer Revenue – 2008 and January 2009 A/R

$ 3,797.50

(61 payphones) Included Below:

ACN-Pittsburgh, LLC (1)
Allegheny Bureau of Parks- N.Bath House (1)
Allegheny Bureau of Parks -North Park Golf (1)
Borough of Seven Fields (1)
C.U.E. Inc. (1)
Christopher Wren Apartments (Seasonal) (1)
Deer Run Meeting House (1)
Hunters Point Pool (Seasonal) (1)
Irene Stacey Health Systems (1)
James Austin Company (1)
Key Bellesville, Inc. (2)
LaRoche College (1)
Mars Home for Youth (7)
Marshall Stamping Company (1)
Mercy Behavior Health (1)
Napco (1)
North Allegheny Schools (8)
North Pool-Allegheny Bureau of Parks (Seasonal) (1)
P-Jax Tranport (1)
Pine-Richland School District (1)
Pittsburgh LDC – USPS (1)
Rebecca Residence (2)

{A0055421.DOC}

South Buffalo Sportsman Club (Seasonal) (1)
South Butler School District (3)
St. Alphonsus School (1)
St. Barnabas Nursing Home (6)
Traco (5)
UPMC Senior Living (1)
USF/Holland (1)
Valencia Woods Nursing (3)
White Rose Associates - Landmark (3)

{A0055421.DOC}

EXHIBIT B

LIABILITIES TRANSFERRED FROM NB TELECOM INC. TO SOTECH INC.

American Express Credit Card

$ 16,838.60

Broadridge

$      155.13

Consolidated Communications

$ 32,487.02

Unishippers

$      421.10

{A0055421.DOC}

5